EXHIBIT 2

                       ARTICLES OF LIMITED PARTNERSHIP
                                      OF
                            COBB PARTNERS, LIMITED

      This Limited Partnership Agreement made this 20th day of December, 1996, between COBB PARTNERS, INC. ("General Partner") and Cobb Partners, Inc., Cobb PA Acquisition Corp. and CHARLES E. COBB, JR. and SUE M. COBB, (the "Limited Partners"):

                             W I T N E S S E T H:

                     ARTICLE I - FORMATION OF PARTNERSHIP

      The parties agree to enter into this partnership to be formed under ss.620, Florida Statutes, which shall govern the rights and liabilities of the parties except as expressed below.

                   ARTICLE II - NAME, PRINCIPAL OFFICE, AND
                                MAILING ADDRESS

      The business of the partnership shall be conducted under the name of COBB PARTNERS, LIMITED. The principal office and the address of the General Partner and Registered Agent for service of process shall be 2333 Ponce de Leon Boulevard, Penthouse 1100, Coral Gables, Florida 33134.

      The mailing address is 2333 Ponce de Leon Boulevard, Penthouse 1100, Coral Gables, Florida 33134.

                       ARTICLE III - NATURE OF BUSINESS

      1. To purchase, lease, or otherwise acquire, sell, sublease or otherwise dispose of properties of every kind and nature, to operate a business in or expand any properties not owned by the Partnership, and generally to engage in the business of dealing in investment properties.

      2. To conduct business, hold, mortgage, sell, convey, lease or otherwise dispose of real or personal property including franchises, patents, copyrights, trademarks, and licenses of the State of Florida, and in all other states and countries.

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      3.      To contract debts and borrow money, issue, sell, or place bonds, debentures, notes and other evidences of debt, and execute mortgages, transfers of Partnership property, or other instruments to secure the payment of Partnership indebtedness.

      4. To guarantee, endorse, purchase, hold, sell, transfer, mortgage, pledge or otherwise acquire or dispose of shares of capital stock, bonds, securities, or other evidences of indebtedness created by any person, firm or corporation, and while the owner of such stock, exercise all of the rights, powers, and privileges of ownership, including the right to vote the stock.

      5. To purchase the assets of any other person, firm, or corporation and engage in the same or other character of business.

      6. To enter into, make, and perform contracts for any lawful purpose pertaining to the business of the Partnership without limit as to amount, with any person, firm, syndicate, association, corporation, or governmental entity, domestic or foreign.

      7. To exercise all the powers of like partnerships confirmed by the laws of the State of Florida. The purposes listed above shall not limit or restrict this Partnership.

                      ARTICLE IV - NAMES, ADDRESSES, AND
                           CONTRIBUTIONS OF PARTNERS

      1. The name and address of the General Partner is COBB PARTNERS, INC., 2333 Ponce de Leon Boulevard, Penthouse 1100, Coral Gables, Florida 33134. The initial amount contributed by the General Partner is Fifty Eight Thousand Three Hundred Fifty Dollars ($58,350).

      2. The names, addresses, and amount contributed by the Limited Partners is as follows:

LIMITED PARTNER                       ADDRESS             INITIAL CONTRIBUTION
---------------                       -------             --------------------

Cobb Partners, Inc.         2333 Ponce de Leon Blvd., PH          $816,900
                                        1100
                            Coral Gables, Florida 33134

Cobb PA Acquisition Corp.                "                       2,625,750
Charles E. Cobb, Jr.                     "                       2,042,250
Sue M. Cobb                              "                         291,750
                                                               -----------
                           Total Limited Partner Capital        $5,776,650

      3. Nothing in this Agreement shall require any Limited Partner to make total capital contributions in excess of the amounts set forth above.

      4. The liability of any Limited Partner for any debts or obligations of or to the Partnership at any time shall be limited to the amount then contributed by him to the capital of the Partnership and his share in the undistributed net profits.

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                               ARTICLE V - TERM

      The term this Limited Partnership is to exist is ten (10) years from the date of execution, unless sooner terminated under provisions of this Agreement. There shall be an automatic ten (10) year renewal after the expiration of the first ten years unless other agreement is made by the partners in writing.

                      ARTICLE VI - RIGHTS AND OBLIGATIONS
                              OF GENERAL PARTNER

      1. The General Partner shall have complete discretion in the management and control of the affairs of the Partnership and shall make all decisions affecting Partnership affairs unless otherwise provided in this Agreement.

      2. The General Partner shall manage and control the affairs of the Partnership to the best of his ability and use his best efforts to carry out the purposes of the Partnership.

      3. The General Partner: (a) Shall maintain at the expense of the Partnership complete and accurate records of all rights and interests acquired or disposed of by the Partnership, all correspondence relating to Partnership business, and records of all statements, bills and other instruments furnished to the Partnership in connection with its business. The records shall be kept in the principal office for the periods customary in business. The Limited Partners shall have free access to all records at any time.

            (b) Shall maintain at the expense of the Partnership adequate records and accounts of all operations and expenditures and furnish the Limited Partners an annual profit and loss statement and report information necessary of the Limited Partners' income tax returns.

            (c) May purchase at the expense of the Partnership liability, hazard, and other insurance to protect the Partnership properties and business.

            (d) May execute all documents or instruments which he deems appropriate in carrying out the purposes of the Limited Partnership.

            (e) May borrow money if necessary from individuals, banks, and other lending institutions for Partnership purposes, and pledge or mortgage properties of the Limited Partnership as security for the loans.

            (f) May hold the Partnership properties in the Partnership name, the name of the General Partner, or a nominee chosen by him if he deems the action appropriate.

            (g) Shall be reimbursed for all expenses incurred in conducting the Partnership business and all costs associated with the development, organization, and operation of the Limited Partnership.

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                    ARTICLE VII - RIGHTS AND OBLIGATIONS OF
                               LIMITED PARTNERS

      1. No Limited Partner shall be personally liable for any debts or losses of the Partnership beyond the amount actually contributed by him to the capital of the Limited Partnership and his share of undistributed profits.

      2. No Limited Partner shall take part in the management of the business or transact any business for the Limited Partnership.

      3. No Limited Partner shall have the power to sign for or bind the Limited Partnership.

                         ARTICLE VIII - ASSIGNMENT OF
                         LIMITED PARTNERSHIP INTERESTS

      A Limited Partner may assign his interest in the Limited Partnership provided:

      1. The interest assigned may not be less than the total interest of a Limited Partner in the Partnership, unless in the opinion of the General Partner the Limited Partner has a sufficient interest to be divided.

      2. The assignee shall consent in writing, in a form satisfactory to the General Partner, to be bound by the terms of the Partnership Agreement in the place and stead of the assigning Limited Partner.

      3. The General Partner consents to the assignment; provided, however, the General Partner's consent shall not be unreasonable withheld.

      4. The assignment shall be effective the first day of the calendar quarter in which the assignment takes place.

                  ARTICLE IX - ADMISSION OF LIMITED PARTNERS

      The General Partner may:

      1.    Admit as a Limited Partner an Assignee of a Limited Partner.

      2. Admit as a Limited Partner the heir, executor, administrator, or assignee of a deceased Limited Partner.


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                           ARTICLE X - AMENDMENT TO
                             PARTNERSHIP AGREEMENT

      Amendments to this Agreement shall not become effective unless agreed to by the General Partner and each Limited Partner.

                             ARTICLE XI - MEETINGS

      Meetings of the Limited Partnership may be called by the General Partner and shall be called by him upon the written request of Limited Partners holding thirty (30) percent or more of the Limited Partnership capital. The call will state the nature of the business to be transacted. Limited Partners may vote in person or by proxy at any such meeting.

                 ARTICLE XII - COMPENSATION OF GENERAL PARTNER

      For his management and other services, the General Partner shall receive fifty (50) percent of the net profit of the Limited Partnership as determined by generally accepted accounting principles with the remaining 50% distributed prorata among the limited partners; the general partner shall receive 0% of losses, if any; the limited partners shall receive losses in accordance with the following %

      Loss % to adjust Partnership interests:

            Cobb Partners, Inc.           15%
            Cobb PA Acquisition Corp.     45%
            Charles E. Cobb, Jr.          35%
            Sue M. Cobb                    5%

                           ARTICLE XII - DISSOLUTION;
                   WITHDRAWAL/TERMINATION OF LIMITED PARTNER;
                     LIQUIDATION; WITHDRAWAL/TERMINATION OF
                                 GENERAL PARTNER

      1. The Partnership shall not be terminated by death, withdrawal or termination of a Limited Partner or the admission of a new Limited Partner.

      2. The General Partner may terminate the interest of a Limited Partner and expel him for any of the following reasons:

            (a)   Death, legal disability, or insolvency.

            (b) Assignment by a Limited Partner of all or any part of his interest in the Partnership without the approval of the General Partner.

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            (c) If the conduct of a Limited Partner tends to bring the
Partnership into dispute or litigation, or his interest becomes subject to attachment, garnishment, claims of creditors in bankruptcy, or similar legal proceedings.

            (d) Failure to meet any material commitment to the General Partner in accordance with any written undertaking.

      3. The Partnership shall be dissolved upon the happening of any of the following:

            (a) By written consent of the General Partner and all Limited Partners.

            (b) The death, bankruptcy, or adjudication of insanity or incompetence of the General Partner; provided, however, that the Limited Partners may select a successor to the General Partner within ninety (90) days.

            (c) By any event which makes it unlawful for the Partnership business to be continued.

            (d) By failure to elect a successor to the General Partner within ninety (90) days after notice has been given to the Limited Partners of the intent of the General Partner to withdraw.

            (e)   Upon disposition of all interests and assets.

            (f) For failure of the General Partner to meet any material commitment to the Partnership in accordance with any written undertaking.

      4. Upon termination of a Limited Partner's interest, the cash surrender value of his interest shall be determined as of the beginning of the calendar quarter in which the termination occurred. The amount determined shall be paid by the General Partner to him, his heirs or legal representative no later than ninety (90) days after the end of the quarter in which the Limited Partner is terminated. The acceptance of such payment shall constitute an assignment and release all interests in the Partnership assets and affairs.

      5. The cash surrender of a terminated Limited Partner's interest shall be determined as the sum of:

            (a)  Cash on hand less five percent (5%)

            (b)  Prepaid expenses and accounts receivable less five percent (5%)

            (c)  Ninety percent (90%) of the net book value of all other assets.

      However, if in the opinion of the General Partner or terminated Limited Partner, ninety percent (90%) of the net book value of any asset does not fairly represent market value less cost of sale, he may cause the fair market value less cost of sale to be determined by an independent


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appraiser; in which event the appraised market value less estimated cost of sale shall be utilized in lieu of ninety percent (90%) of the net book value.

      From the total value of assets provided above shall be deducted an amount equal to all debts and obligations of every kind and nature including accrued expense and other liabilities of the Partnership.

      Cash surrender value of the terminated Limited Partner's interest shall be his proportionate share of the determined remainder.

                  ARTICLE XIV - NATURE OF LIMITED PARTNER'S
                   LIABILITY FOR CLAIMS AGAINST PARTNERSHIP

      To further the intent of the parties that each Limited Partner shall be liable only for his share of contributed capital and undistributed profits, the parties agree as follows:

      1. The General Partner shall arrange to prosecute, defend, settle, or compromise action at law or equity at the expense of the Partnership as may be necessary to enforce the Partnership interest.

      2. The General Partner shall satisfy any liability judgment, decree, decision, or settlement, first out of any insurance proceeds available, next out of Partnership assets, and finally out of income of the General Partner.

      3. The Limited Partnership to the extent of its assets indemnifies the General Partner against tort or contract liability resulting from good faith actions or omissions on his part.

                ARTICLE XV - DISTRIBUTION OF PROFITS AND LOSSES

      Net profits or net losses shall be distributed, after deducting the compensation to the General Partner, to the Limited Partners proportionate to their share of ownership.

                          ARTICLE XVI - MISCELLANEOUS

      1. If any provision of this Agreement, or the application of any provision to any person or circumstance, shall be held invalid, the remainder of the Agreement, or the application of such provision to any person or circumstance other than those to which it is held invalid, shall not be affected.

      2. The Agreement shall be binding upon the parties, their successors, heirs, devisees, assigns, legal representatives, executors, and administrators.

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      3.      To the extent permitted by law, each of the parties waives any right he may have to maintain an action of the nature of partition with respect to property held by the Partnership.

      IN WITNESS WHEREOF, we, and each of us, have signed this Certificate this 20th day of December, 1996.

                                           /s/ CHARLES E. COBB, JR.
                                           ------------------------------------
                                           Chairman and Chief Executive Officer
                                           COBB PARTNERS, INC., General Partner

      BEFORE ME, the undersigned authority, personally appeared Charles E. Cobb, Jr. of COBB PARTNERS, INC., General Partner, known to me and who executed the foregoing Certificate of Limited Partnership and he acknowledged before me that he executed the same for the purposes therein set forth.

      IN WITNESS WHEREOF, I have set my hand and seal this 20th day of December, 1996.

                                           /s/ PATRICIA PUERTO
                                           ----------------------------------
                                           NOTARY PUBLIC, State of Florida

My commission expires:  08/10/97

                                           /s/ CHARLES E. COBB, JR.
                                           ----------------------------------
                                           CHARLES E. COBB, JR., Limited Partner

      BEFORE ME, the undersigned authority, personally appeared CHARLES E. COBB, JR., Limited Partner, known to me and who executed the foregoing Certificate of Limited Partnership and he acknowledged before me that he executed the same for the purposes therein set forth.

      IN WITNESS WHEREOF, I have set my hand and seal this 20th day of December, 1996.

                                           /s/ PATRICIA PUERTO
                                           ----------------------------------
                                           NOTARY PUBLIC, State of Florida

My commission expires:  08/10/99


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                                           /s/ SUE M. COBB
                                           ----------------------------------
                                           SUE M. COBB, Limited Partner

      BEFORE ME, the undersigned authority, personally appeared SUE M. COBB, Limited Partner, known to me and who executed the foregoing Certificate of Limited Partnership and she acknowledged before me that she executed the same for the purposes therein set forth.

      IN WITNESS WHEREOF, I have set my hand and seal this 20th day of December, 1996.

                                           /s/ PATRICIA PUERTO
                                           ----------------------------------
                                           NOTARY PUBLIC, State of Florida

My commission expires:  08/10/99

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